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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2007

SUN HYDRAULICS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	0-21835	59-2754337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 West University Parkway, Sarasota, Florida	34243
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 941-362-1200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On December 7, 2007, the Compensation Committee of the Registrant approved annual salaries for five of the Registrant’s executive officers, effective January 1, 2008, as follows: Allen J. Carlson, President and Chief Executive Officer ($373,000); Jeffrey Cooper, Engineering Manager ($161,000); Tricia Fulton, Chief Financial Officer ($140,000); Tim A. Twitty, Officer, Operations ($142,000) and Peter G. Robson, General Manager of Sun Hydraulics Limited (£94,650, equivalent to $193,663 translated to U.S. Dollars using the current exchange rate).

Also on December 7, 2007, the Compensation Committee awarded 5,533 shares of Restricted Stock to Allen J. Carlson under the Registrant’s 2001 Restricted Stock Plan. All of such shares of Restricted Stock will vest in three equal installments over three years, beginning December 7, 2008, provided that Mr. Carlson is then employed by the Registrant or one of its subsidiaries. There are no specific performance goals or business criteria that must be met for Mr. Carlson to receive such shares. All of such shares of Restricted Stock were awarded pursuant to a Restricted Share Agreement in the form filed as Exhibit (d)(2) to the Registrant’s Schedule TO filed with the Commission on June 12, 2001.

Item 8.01	Other Events

On December 10, 2007, the Registrant issued the press release attached hereto as Exhibit 99.1 announcing the declaration of a $0.09 per share cash dividend on its common stock, payable on January 15, 2008, to shareholders of record as of December 31, 2007.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press release dated December 10, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HYDRAULICS CORPORATION

By:	/s/ Tricia L. Fulton
Tricia L. Fulton
Chief Financial Officer
(Principal Financial and Accounting Officer)

Dated: December 10, 2006